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                                                                    EXHIBIT 99.1

     Purina Mills, Inc. (Nasdaq: PMIL) today announced that it has received an acquisition proposal from a third party. The proposal is subject to numerous conditions, including completion of due diligence, documentation and Board approvals by both parties. The Company advises its stockholders that it is premature to assess the likelihood of consummation of this transaction or any other similar transaction.

     Purina Mills is America's largest producer and marketer of animal nutrition products. Based in St. Louis, Missouri, the Company has 49 plants and approximately 2300 employees nationwide. Purina Mills is permitted under a perpetual, royalty-free license agreement from Ralston Purina Company to use the trademarks "Purina" and the nine-square Checkerboard logo. Purina Mills is not affiliated with Ralston Purina Company, which distributes Purina Dog Chow brand and Purina Cat Chow brand pet foods.

     Statements in this release which are not purely historical are forward-looking statements, including any statements regarding beliefs, plans, expectations or intentions regarding the future. It is important to understand that actual outcomes could differ materially from those in such forward- looking statements as a result of factors such as negotiations with the prospective bidder and the Company's performance.
     CONTACT: Max Fisher for Purina Mills, Inc., 314-768-4579.